Exhibit 99.1

For Immediate Release

Hasbro Reports Revenue, Operating Profit and Earnings Per Share Growth for the First Quarter 2019

•          First quarter 2019 revenues increased 2% to $732.5 million; Absent a negative $24.3 million impact of foreign exchange, first quarter 2019 revenues grew 6%

•          Revenues increased 1% in the U.S. and Canada segment and 24% in the Entertainment, Licensing and Digital segment; International segment revenues declined 2%, but increased 6% absent a negative $23.4 million impact of foreign exchange

•          Franchise Brands revenue increased 9%; Hasbro Gaming up 2%; Emerging Brands up 22%; and Partner Brand revenues declined 14%

•          Operating profit increased to $36.1 million or 4.9% of revenues

•          Net earnings increased to $26.7 million or $0.21 per diluted share

•          Quarter ending cash of $1.2 billion; Returned $128.5 million to shareholders including $79.3 million in cash dividends and $49.2 million in share repurchases

Pawtucket, R.I., April 23, 2019 -- Hasbro, Inc. (NASDAQ: HAS) today reported financial results for the first quarter 2019. Net revenues for the first quarter 2019 increased 2% to $732.5 million compared to $716.3 million in 2018. Absent a negative $24.3 million impact of foreign exchange, first quarter 2019 revenues grew 6%.

Net earnings for the first quarter were $26.7 million, or $0.21 per diluted share, versus a net loss for the first quarter 2018 of $112.5 million, or $0.90 per diluted share. The 2018 reported net loss includes after-tax expenses of $61.4 million, primarily bad debt, associated with Toys“R”Us; $15.7 million of severance costs associated with the Company’s commercial organization transformation; and a net charge of $47.8 million related to U.S. tax reform (the “Non-GAAP Adjustments”). Excluding the Non-GAAP Adjustments, adjusted net earnings for the first quarter 2018 were $12.4 million or $0.10 per diluted share.

“The global Hasbro team is executing very well and delivered a good start to the year,” said Brian Goldner, Hasbro’s chairman and chief executive officer. “Our long-term investments in new platforms provided a meaningful contribution from our digital and e-sports initiative, Magic: The Gathering Arena, as well as growth in MAGIC: THE GATHERING tabletop revenues. In addition, MONOPOLY, PLAY-DOH and TRANSFORMERS were among the brands posting revenue gains this quarter. We are beginning to see improvement in our commercial markets, notably in the U.S. and Europe, and operating profit was driven by high margin revenue growth and our cost savings activities. With most of the year ahead of us, we remain on track to deliver profitable growth for the full-year 2019.”

“In addition to executing on the top-line, our team remains focused on implementing the cost savings initiatives we announced last year,” said Deborah Thomas, Hasbro’s chief financial officer.  “We continue to expect full-year net cost savings of $50-$55 million, as we announced in February. Our balance sheet is strong and we continue investing in areas intended to drive long-term profitable growth.”

First Quarter 2019 Major Segment Performance

	Net Revenues ($ Millions)			Operating Profit (Loss) ($ Millions)		Adjusted Operating Profit (Loss) ($M)[2]
	Q1 2019	Q1 2018	% Change	Q1 2019	Q1 2018	Q1 2018
U.S. and Canada[1]	$357.9	$353.9	+1%	$13.5	$(26.6)	$25.7
International	$282.6	$287.9	-2%	$(30.4)	$(56.1)	$(44.9)
Entertainment, Licensing and Digital[1]	$92.0	$74.4	+24%	$30.0	$17.1	$17.1

1The Entertainment and Licensing segment is now the Entertainment, Licensing and Digital segment. For the quarter ended April 1, 2018, Wizards of the Coast digital gaming revenues of $10.4 million, and operating profit of $3.2 million, were reclassified from the U.S. and Canada Segment to the Entertainment, Licensing and Digital segment. The full-year 2018 revenue reclassification is expected to be approximately $58 million.

2Please see the attached table, Supplemental Financial Data Reconciliation of As Reported to Adjusted Operating Results, for a reconciliation of as reported to adjusted operating profit.

First quarter 2019 U.S. and Canada segment net revenues increased 1% to $357.9 million compared to $353.9 million in 2018. Revenue growth in Franchise Brands, Hasbro Gaming and Emerging Brands was partially offset by a decline in Partner Brands. The segment reported operating profit of $13.5 million versus an operating loss of $26.6 million and an adjusted operating profit of $25.7 million in 2018. The segment’s operating profit in 2019 was adversely impacted by product mix, higher intangible amortization associated with the POWER RANGERS acquisition and start-up expenses associated with a new Midwest U.S. warehouse.

International segment net revenues for the first quarter 2019 declined 2% to $282.6 million compared to $287.9 million in 2018. Excluding a negative $23.4 million impact of foreign exchange, International segment revenues increased 6%.

Q1 2019 International Segment Revenue by Region	% Change as Reported	% Change Absent FX
Europe	-1%	+8%
Latin America	-5%	+3%
Asia Pacific	---	+5%
International	-2%	+6%

International segment revenue growth in Hasbro Gaming and Emerging Brands was more than offset by a decline in Partner Brands. Franchise Brands revenue was flat to a year ago. Absent foreign exchange, Franchise Brands revenue grew in the quarter. The International segment reported an operating loss of $30.4 million compared to an operating loss of $56.1 million and an adjusted operating loss of $44.9 million in 2018. Higher sales volume, cost savings, lower royalties and favorable cost translation rates, all partially offset by higher intangible amortization, drove the improvement in operating profit for the segment.

Entertainment, Licensing and Digital segment net revenues increased 24% to $92.0 million compared to $74.4 million in 2018. Revenue growth was driven by Magic: The Gathering Arena and consumer products licensing revenue. Operating profit increased 75% to $30.0 million, or 32.6% of net revenues, versus $17.1 million, or 23.0% of net revenues in 2018. Operating profit gains were driven by higher revenues and lower program production amortization, partially offset by investments in advertising and product development for MAGIC: THE GATHERING  digital gaming initiatives.

First Quarter 2019 Brand Portfolio Performance

	Net Revenues ($ Millions)
	Q1 2019	Q1 2018	% Change
Franchise Brands	$393.6	$361.7	+9%
Partner Brands	$172.0	$200.6	-14%
Hasbro Gaming[3]	$107.6	$105.2	+2%
Emerging Brands	$59.4	$48.8	+22%

3Hasbro’s total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and MONOPOLY, which are included in Franchise Brands in the table above, totaled $243.4 million for the first quarter 2019, up 20%, versus $203.5 million for the first quarter 2018. Hasbro believes its gaming portfolio is a competitive differentiator and views it in its entirety.

Franchise Brands revenue increased 9% to $393.6 million. MAGIC: THE GATHERING, MONOPOLY, PLAY-DOH and TRANSFORMERS revenues increased in the quarter. Franchise Brands revenue grew in the U.S. and Canada and Entertainment, Licensing and Digital segments, and were flat in the International segment.

Partner Brand revenues declined 14% to $172.0 million. Revenue growth continued in BEYBLADE and we had initial shipments of UGLYDOLLS. These revenue gains were more than offset by declines in several other brands, based on the timing of new entertainment initiatives coming into the market this year. Partner Brand revenues declined in the U.S. and Canada and International segments.

Hasbro Gaming revenue increased 2% to $107.6 million. DUEL MASTERS, CONNECT 4 and TWISTER were among the games contributing to revenue growth for the category. Hasbro Gaming revenues increased in the U.S. and Canada and International segments, but declined in the Entertainment, Licensing and Digital segment. Hasbro’s total gaming category increased 20% to $243.4 million.

Emerging Brands revenue increased 22% to $59.4 million behind revenue for quick strike collectibles, revenue growth in SUPERSOAKER and FURREAL FRIENDS and initial shipments of POWER RANGERS in North America. Emerging Brands revenue grew in the U.S. and Canada and International segments, but declined in the Entertainment, Licensing and Digital segment.

Dividend and Share Repurchase

The Company paid $79.3 million in cash dividends to shareholders during the first quarter 2019.  The next quarterly cash dividend payment of $0.68 per common share is scheduled for May 15, 2019 to shareholders of record at the close of business on May 1, 2019.

During the first quarter, Hasbro repurchased 579,174 shares of common stock at a total cost of $49.2 million and an average price of $84.90 per share. At quarter-end, $378.8 million remained available in the current share repurchase authorization.

Conference Call Webcast

Hasbro will webcast its first quarter 2019 earnings conference call at 8:00 a.m. Eastern Time today.  To listen to the live webcast and access the accompanying presentation slides, please go to https://investor.hasbro.com.  The replay of the call will be available on Hasbro’s web site approximately 2 hours following completion of the call.

About Hasbro

Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World's Best Play Experiences. From toys and games to television, movies, digital gaming and consumer products, Hasbro offers a variety of ways for audiences to experience its iconic brands, including NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, BABY ALIVE and MAGIC: THE GATHERING, as well as premier partner brands. Through its entertainment labels, Allspark Pictures and Allspark Animation, the Company is building its brands globally through great storytelling and content on all screens. Hasbro is committed to making the world a better place for children and their families through corporate social responsibility and philanthropy. Hasbro ranked No. 5 on the 2018 100 Best Corporate Citizens list by CR Magazine and has been named one of the World’s Most Ethical Companies® by Ethisphere Institute for the past eight years. Learn more at www.hasbro.com, and follow us on Twitter (@Hasbro) and Instagram (@Hasbro).

© 2019 Hasbro, Inc. All Rights Reserved.

Safe Harbor

Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s potential performance in the future and the Company’s ability to achieve its financial and business goals, such as the expectation to return to profitable growth in 2019 and the amount of cost savings in 2019, and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as achieve and maintain interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to recover the Company’s costs and earn a profit; (ii) downturns in economic conditions impacting one or more of the markets in which the Company sells products, including, without limitation, changes in exchange rates or other macroeconomic conditions currently impacting customers and consumers for the Company’s products in the United Kingdom, Brazil, and Russia, which can negatively impact the Company’s retail customers and consumers, and which can result in lower employment levels, consumer disposable income, retailer inventories and spending, including lower spending on purchases of the Company’s products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) consumer interest in entertainment properties, such as motion pictures, for which the Company is developing and marketing products or content, and the ability to drive sales of products associated with such entertainment properties; (v) the Company’s ability to successfully evolve and transform its business to address a changing global consumer landscape and retail environment, one in which online shopping and digital first marketing are critical, traditional retailers face challenges from disintermediation and our success depends on developing additional retail channels and paths to our consumers, and difficulties or delays the Company may experience in successfully implementing and developing new capabilities and making the changes to its business that are required to be successful under these changing marketplace conditions; (vi) our ability to successfully develop, launch and grow new areas of our business, such as Magic: The Gathering Arena and e-sports initiatives from our Wizards of the Coast business; (vii) other economic and public health conditions or regulatory changes in the markets in which the Company and its customers and suppliers operate which could create delays or increase the Company’s costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (viii) currency fluctuations, including movements in foreign exchange rates, which can lower the Company’s net revenues and earnings, and significantly impact the Company’s costs; (ix) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company’s customers or changes in their purchasing or selling patterns; (x) the ability of the Company to successfully develop, produce and distribute motion pictures under its relationship with Paramount Pictures Corporation, and consumer interest in those motion pictures and related merchandise; (xi) consumer interest in programming created by Hasbro Studios, and other factors impacting the financial performance of  Hasbro Studios and the Discovery Family Channel; (xii) existing retail inventories, which can depress purchases of new products by retailers and/or other aspects of the inventory policies of the Company’s retail customers, including retailers’ potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half and fourth quarter of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (xiii) the success of our key partner brands, including the Company’s ability to maintain and extend solid relationships with its key partners or the risk of delays, increased costs or difficulties associated with any of our or our partners’ planned digital applications or media initiatives; (xiv) work disruptions, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xv) the bankruptcy or other lack of success of one of the Company's significant retailers, such as the bankruptcy of Toys“R”Us in the United States and Canada in the fourth quarter of 2017 and the subsequent liquidation of the

Toys“R”Us business in the United States, as well as the economic difficulty of Toys“R”Us in other markets, or the bankruptcy or lack of success of a smaller retail customer of the Company, such as Sears Holdings Corporation, any of which could negatively impact the Company's revenues or bad debt exposure and create challenges to the Company and its financial performance as the Company attempts to recapture this lost business through other customers or channels and faces suppressed sales of new products caused by the liquidation of existing retail inventories into the market; (xvi) ability to realize the benefits of cost-savings and efficiency enhancing initiatives; (xvii) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to offer Company products which consumers choose to buy instead of competitive products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xviii) concentration of manufacturing for many of the Company’s products in the People’s Republic of China and the associated impact to the Company of social, economic or public health conditions and other factors affecting China, the movement of products into and out of China, the cost of producing products in China and exporting them to other countries, including without limitation, the potential application of tariffs to some or all of the products the Company purchases from vendors in China, and imports into the United States, which would significantly increase the price of the Company’s products and substantially harm sales if applied to any significant amount of the Company’s products; (xix) the ability of the Company to successfully diversify sourcing of its products to reduce reliance on sources of supply in China; (xx) the application of tariffs to some or all of the Company’s products being imported into other markets, which would significantly increase the price of the Company’s products and substantially harm sales if applied to any significant amount of the Company’s products; (xxi) failure to achieve anticipated benefits of acquisitions or investments; (xxii) the Company’s ability to protect its assets and intellectual property, including as a result of infringement, theft, misappropriation, cyber-attacks or other acts compromising the integrity of the Company’s assets or intellectual property; (xxiii) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xxiv) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xxv) changes in tax laws or regulations, or the interpretation and application of such laws and regulations, which may cause the Company to alter tax reserves or make other changes which significantly impact its reported financial results; (xxvi) the impact of litigation or arbitration decisions or settlement actions; and (xxvii) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission (“SEC”) filings. The statements contained herein are based on the Company’s current beliefs and expectations. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

The financial tables accompanying this press release include non-GAAP financial measures as defined under SEC rules, specifically Adjusted net earnings and Adjusted earnings per diluted share, excluding, in the case of the first quarter of 2018, the impact of charges associated with the Toys“R”Us liquidation, severance costs and U.S. tax reform, as well as Adjusted operating profit in the first quarter of 2018 absent the impact of the charges associated with the Toys“R”Us liquidation and severance costs. Also included in the financial tables are the non-GAAP financial measures of EBITDA and Adjusted EBITDA. EBITDA represents net earnings attributable to Hasbro, Inc. excluding interest expense, income taxes, depreciation and amortization. Adjusted EBITDA also excludes the impact of charges associated with the Toys“R”Us liquidation and severance costs in the first quarter of 2018. As required by SEC rules, we have provided reconciliations on the attached schedules of these measures to the most directly comparable GAAP measure. Management believes that Adjusted net earnings, Adjusted earnings per diluted share and Adjusted operating profit provides investors with an understanding of the underlying performance of the Company’s business absent unusual events. Management believes that EBITDA and Adjusted EBITDA are appropriate measures for evaluating the operating performance of the Company because they reflect the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet and make strategic acquisitions. These non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

HAS-E

Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Thousands of Dollars)
	March 31, 2019	April 1, 2018
ASSETS
Cash and Cash Equivalents	$1,196,634	$1,598,944
Accounts Receivable, Net	638,417	612,698
Inventories	491,751	517,439
Other Current Assets	305,056	292,756
Total Current Assets	2,631,858	3,021,837
Property, Plant and Equipment, Net (1)	395,624	262,418
Other Assets	1,907,291	1,444,817
Total Assets	$4,934,773	$4,729,072

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$13,409	$21,611
Payables and Accrued Liabilities (1)	935,316	830,915
Total Current Liabilities	948,725	852,526
Long-term Debt	1,695,462	1,693,977
Other Liabilities (1)	636,055	611,210
Total Liabilities	3,280,242	3,157,713
Total Shareholders' Equity	1,654,531	1,571,359

Total Liabilities and Shareholders' Equity	$4,934,773	$4,729,072

(1)  In January 2019, the Company adopted Financial Accounting Standards Update 2016-02, Leases, which requires the recognition of lease assets and lease liabilities. As a result, the Company has recorded operating lease right-of-use assets of $141,075 included in Property, Plant and Equipment, Net at March 31, 2019, as well as operating lease liabilities of $158,877 at March 31, 2019, of which $29,534 are recorded in Payables and Accrued Liabilities and $129,343 are included in Other Liabilities.

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Thousands of Dollars and Shares Except Per Share Data)	Quarter Ended

	March 31, 2019	% Net Revenues	April 1, 2018	% Net Revenues
Net Revenues	$732,510	100.0%	$716,341	100.0%
Costs and Expenses:
Cost of Sales	259,987	35.5%	255,187	35.6%
Royalties	59,888	8.2%	69,652	9.7%
Product Development	56,260	7.7%	57,384	8.0%
Advertising	76,604	10.5%	68,016	9.5%
Amortization of Intangibles	11,816	1.6%	6,478	0.9%
Program Production Cost Amortization	6,575	0.9%	12,034	1.7%
Selling, Distribution and Administration	225,253	30.8%	328,009	45.8%
Operating Profit (Loss)	36,127	4.9%	(80,419)	-11.2%
Interest Expense	22,314	3.0%	22,809	3.2%
Other (Income) Expense, Net	(15,782)	-2.2%	(14,840)	-2.1%
Earnings (Loss) before Income Taxes	29,595	4.0%	(88,388)	-12.3%
Income Tax Expense	2,868	0.4%	24,104	3.4%
Net Earnings (Loss)	$26,727	3.6%	$(112,492)	-15.7%

Per Common Share
Net Earnings (Loss)
Basic	$0.21		$(0.90)
Diluted	$0.21		$(0.90)

Cash Dividends Declared	$0.68		$0.63

Weighted Average Number of Shares
Basic	126,287		125,073
Diluted	126,816		125,073

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Thousands of Dollars)

	Quarter Ended
	March 31, 2019	April 1, 2018
Cash Flows from Operating Activities:
Net Earnings	$26,727	$(112,492)
Non-cash Adjustments	58,996	33,615
Changes in Operating Assets and Liabilities	178,771	396,616
Net Cash Provided by Operating Activities	264,494	317,739

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(25,201)	(28,235)
Other	(1,800)	2,007
Net Cash Utilized by Investing Activities	(27,001)	(26,228)

Cash Flows from Financing Activities:
Net Proceeds from (Repayments of) Short-term Borrowings	3,419	(133,698)
Purchases of Common Stock	(47,479)	(38,126)
Stock-based Compensation Transactions	2,335	19,518
Dividends Paid	(79,274)	(70,781)
Employee Taxes Paid for Shares Withheld	(11,880)	(52,637)
Deferred Acquisition Payments	(87,500)	-
Net Cash Utilized by Financing Activities	(220,379)	(275,724)

Effect of Exchange Rate Changes on Cash	(2,851)	1,923

Cash and Cash Equivalents at Beginning of Year	1,182,371	1,581,234

Cash and Cash Equivalents at End of Period	$1,196,634	$1,598,944

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)	Quarter Ended
	March 31, 2019	April 1, 2018	% Change
Major Segment Results (1)
U.S. and Canada Segment:
External Net Revenues	$357,851	$353,913	1%
Operating Profit (Loss)	13,532	(26,620)	151%
Operating Margin	3.8%	-7.5%

International Segment:
External Net Revenues	282,649	287,945	-2%
Operating Loss	(30,411)	(56,088)	46%
Operating Margin	-10.8%	-19.5%

Entertainment, Licensing and Digital Segment:
External Net Revenues	91,994	74,405	24%
Operating Profit	30,020	17,143	75%
Operating Margin	32.6%	23.0%

International Segment Net Revenues by Major Geographic Region
Europe	$153,379	$155,562	-1%
Latin America	62,777	65,961	-5%
Asia Pacific	66,493	66,422	0%
Total	$282,649	$287,945

Net Revenues by Brand Portfolio
Franchise Brands	$393,574	$361,706	9%
Partner Brands	171,989	200,592	-14%
Hasbro Gaming	107,565	105,227	2%
Emerging Brands	59,382	48,816	22%
Total Net Revenues	$732,510	$716,341

Hasbro's total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and MONOPOLY, totaled $243,390 for the first quarter of 2019, up 20%, from revenues of $203,542 for the first quarter of 2018.

(1) For the quarter ended April 1, 2018, revenues of $10,384, and operating profit of $3,237, were reclassified from the U.S. and Canada Segment to the Entertainment, Licensing and Digital segment.

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RECONCILIATION OF AS REPORTED TO ADJUSTED OPERATING RESULTS
(Unaudited)
(Thousands of Dollars)

Non-GAAP Adjustments Impacting Operating Profit
	Quarter Ended April 1, 2018
	Pre-tax	Post-tax
	Adjustments	Adjustments
Incremental costs impact of Toys"R"Us (1)	$70,428	$61,372
Severance (2)	17,349	15,699
	$87,777	$77,071

(1) In the first quarter of 2018, Toys"R"Us announced a liquidation of its U.S. operations, as well as other retail impacts around the globe. As a result, the Company recognized incremental bad debt expense on outstanding
Toys"R"Us receivables, royalty expense, inventory obsolescence as well as other related costs.

(2) In the first quarter of 2018, the Company incurred $17.3 million of severance charges, primarily outside the U.S., related to actions associated with a new go-to-market strategy designed to be more omni-channel and
e-commerce focused. These charges were included in Corporate and Eliminations.

Reconciliation of Operating Profit Results
	Quarter Ended April 1, 2018
	As Reported	Non-GAAP Adjustments	Adjusted

Adjusted Company Results
External Net Revenues	$716,341	$-	$716,341
Operating Profit (Loss)	(80,419)	87,777	7,358
Operating Margin	-11.2%	12.3%	1.0%

Adjusted Segment Results
U.S. and Canada Segment:
External Net Revenues	$353,913	$-	$353,913
Operating Profit (Loss)	(26,620)	52,277	25,657
Operating Margin	-7.5%	14.8%	7.2%

International Segment:
External Net Revenues	287,945	-	287,945
Operating Profit (Loss)	(56,088)	11,151	(44,937)
Operating Margin	-19.5%	3.9%	-15.6%

Entertainment, Licensing and Digital Segment:
External Net Revenues	74,405	-	74,405
Operating Profit	17,143	-	17,143
Operating Margin	23.0%	0.0%	23.0%

Corporate and Eliminations:
The Corporate and Eliminations segment included non-GAAP adjustments of $24.3 million for the quarter ended
April 1, 2018, consisting of $17.3 million of severance; and $7.0 million of royalty expense related to Toys"R"Us losses.

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Thousands of Dollars and Shares, Except Per Share Data)

Reconciliation of Net Earnings and Earnings per Share
	Quarter Ended
		Diluted		Diluted
	March 31,	Per Share	April 1,	Per Share
(all adjustments reported after-tax)	2019	Amount	2018	Amount (1)
Net Earnings (Loss), as Reported	$26,727	$0.21	$(112,492)	$(0.90)
Incremental costs impact of Toys"R"Us	-	-	61,372	0.49
Severance	-	-	15,699	0.12
Impact of Tax Reform (2)	-	-	47,790	0.38
Net Earnings, as Adjusted	$26,727	$0.21	$12,369	$0.10

(1) Diluted Per Share Amount for the impact of Toys"R"Us, severance and Tax Reform and net earnings, as adjusted, for Q1 2018 are calculated using dilutive shares of 126,095 for the quarter.

(2) The Company made adjustments to provisional U.S. Tax Reform amounts recorded in the fourth quarter of 2017 based on additional regulations issued in the first quarter of 2018.

	Quarter Ended
	March 31,	April 1,
Reconciliation of EBITDA	2019	2018
Net Earnings (Loss)	$26,727	$(112,492)
Interest Expense	22,314	22,809
Income Taxes (including Tax Reform)	2,868	24,104
Depreciation	27,028	26,221
Amortization of Intangibles	11,816	6,478
EBITDA	$90,753	$(32,880)
Non-GAAP Adjustments	-	(87,777)
Adjusted EBITDA	$90,753	$54,897